EXHIBIT 99

Following are: (i) the transcript of the Sandy Spring Bancorp, Inc. Earnings Call of Oct. 17, 2006; and (ii) important “Additional Information about the Proposed Merger with Potomac.”

TRANSCRIPT OF EARNINGS CALL
(Copyright © 2001-2006 CallStreet)

MANAGEMENT DISCUSSION SECTION

Operator: Greetings ladies and gentlemen and welcome to the Sandy Spring Bancorp Incorporated Third Quarter 2006 Earnings Conference Call. [Operator Instructions] It is now my pleasure to introduce your host Mr. Hunter Hollar, President and Chief Executive Officer. Thank you Mr. Hollar.

You may begin.

Hunter R. Hollar, President and CEO

Thank you. Good afternoon and welcome everyone to Sandy Spring Bancorp's Conference Call to discuss our performance for the first nine months of 2006. Joining me here today is Phil Mantua, our Chief Financial Officer.

As always, this call today is opened to all investors, analysts and the news media. There will be a live webcast of this call and there will be a replay of the call available at Sandy Spring's website beginning later today.

We can take your questions after a brief review of the key highlights. Before we make our remarks and take your questions, I will add the following. Sandy Spring Bancorp will make forward-looking statements in this webcast that are subject to risks and uncertainties. These forward-looking statements include statements of goals, intentions, earnings and other expectations, estimates of risk and future costs and benefits, assessments of probably loan and lease losses, assessments of market risk and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties, because they are based upon or are affected by management's estimates and projections of future interest rates, market behavior and other economic conditions, future laws and regulations and a variety of other matters, which by their nature are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp's actual future results may differ materially from those indicated. In addition to the company's past results of operations do not necessarily indicate its future results.

Lets take a few minutes to review the performance highlights for the quarter, and then we have some summary comments about the transaction we have announced involving the acquisition of the Potomac Bank of Virginia, and then we will take your questions about any of these topics.

As we noted in this morning's press release, total loans and leases increased 15% to $1.8 billion compared to the prior year. Net interest income was up 1.6 million or 7%, driven by the good loan growth, but as you might expect, also tempered by lower net interest market.

As we noted in our press release, we are facing the same head winds as the rest of the industry. We are producing very satisfactory loan growth, but the rate environment is having a very obvious impact on the margin.

The net interest margin decreased to 4.25% in the third quarter from 4.39% a year ago, which reflects lower growth in non interest bearing deposits and the resulting need for increase or term borrowings within the flat yield curve environment.

On the deposit side, our total customer funding sources, which include deposits plus other short term borrowings from core customers increased 6% to $2.1 billion at September 30, 2006.

Just a few observations on non-interest revenue, which we have focused on building over the last several quarters with good success. Excluding security gains that we took in the third quarter of last year, non-interest income from our fee based business lines increased 15% this year in the third quarter versus a year ago. We think that is a healthy trend.

Trust and investment management fees increased 94% due to growth and trust assets under management and management and more importantly the acquisition of West Financial Services Incorporated in the fourth quarter of 2005.

Insurance agency commissions increased 26% over 2005 as a result of higher premiums from commercial property and casualty lines and the position of net and associates in first quarter of 2006. Fees on sales of investment products were up 66% over the prior year due to increased sales volume. We really have the people in our branch system properly trained and licensed to do this activity and the results were very encouraging. Visa check fees increased 9% reflecting a growing volume of electronic banking transactions at point of sale locations, debit card usage basically.

We’d be remiss in not pointing out that as expected there was an offsetting factor in the form of a decline of about 40% year over year in gains on sale of mortgage lines. As most of you know originations were at a peak about a year ago and they have steadily trailed off since then.

Just a quick note on expenses; non interest expenses increased about $3 million or 16% third quarter to third quarter which was largely the result of increases in salaries and benefits coming from the 2 non bank acquisitions: West Financial Services Incorporated and Neff and Associates, which we do not have in the fold as of the third quarter last year.

Outside data services and marketing expense were two other categories where we saw increases and as a reflection of our making investments in the infrastructure as well as executing on a marketing plan that has been in the works for some time.

Turning to Potomac Bank, which is a welcome development and a great opportunity that we’re very enthusiastic about, it’s been quite some time since 1996 to be exact that we’ve been able to announce the bank acquisition. We’ve looked at quite a few prospective transactions over the past few years but have not been successful until now.

As we’ve said before our acquisition strategy’s a very disciplined one and Potomac Bank is a great fit. Larry Warren and his team at Potomac have built a strong franchise and produced excellent results with a good balance sheet and superior loan quality over a short period of time.

He will continue to lead the organization as a division of Sandy Spring Bancorp under the Potomac name and we also expect to be able to retain the vast majority of the people to continue growing the bank in those northern Virginia markets.

Potomac should provide a great platform to both keep doing what they’ve been doing all along and begin delivering and expand the line of services that Sandy Spring can add to the mix. The terms of the transaction are straightforward as announced in the press release last week. We will be acquiring all the shares of Potomac common stock for a combination of approximately 50% Sandy Spring common stock and approximately 50% cash.

The stock portion will be at a fixed exchange ratio of 0.6143 Sandy Spring shares for each Potomac share and the cash portion is 6 to $21.75 per share. The deal is valued at about $64 million and it adds $247 million in total assets, 193 million in gross loans, 192 million in total deposits, and 4 full service branches in Fairfax, Indiana and Chantilly in northern Virginia.

These markets are all affluent markets like the – that we really like with good demographics and great economic growth trends. It’s a natural extension of our reach from where we are now on the Maryland side of the Potomac River. We expect to be able to close the transaction during the first quarter of 2007 and we’re anticipating it will be accretive with in the first year of operations. The extent savings should be in the 25% range as we consolidate many of the typical back office and support functions and work our way through merging redundant systems and product offerings. We like the Potomac loan portfolio the asset qualities read good. The loans are quite similar to the composition of the Sandy Spring portfolio. Credit underwriting is very consistent with the way we do it. The lending cultures are very much alike.

So to summarize the main takeaways on the why we think this is a very favorable opportunity for Sandy Springs as well as the Potomac Organization. First it is a very logical geographic expansion into a naturally continuous market fulfills a very important strategic objective of Sandy Spring’s, which is to grow into Northern Virginia. Clearly it is far more advantageous to be able to this from an established platform rather the de novo branching. The size of this acquisition is not so large we can not handle it. We recognize that successful and timely integration of the two organizations depends on flawless execution.

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Secondly, Potomac is a bank with a similar client service approach to community banking high touch and loans which has a significant book of deposits and loan business involving small business and commercial middle market customers. Again fitting in with our strategy and the core strength of the Sandy Spring organization.

Third, similar cultures exist across both companies, particularly the lending side of the business which has produced superior asset quality.

Fourth, Sandy Springs intends to underscore the importance of the Northern Virginia market by having Larry Warren and other front line employees remain in place.

Last but not least we can not overstate the great demographics of the Northern Virginia markets, especially strong medium household incomes.

We are also in an advantageous position to continue following those great demographics because Potomac has recently expanded or announced an expansion in Loudon county and hired an experienced banker in that market. They all ready have a new branch on the drawing board which helps accelerate the forward movement for us.

That is outline of our news for today, which we can expand on as we take your questions.

Operator we can have the first question please. We would appreciate it if you would state your name and company affiliation as you come on so we all know with whom we are speaking.

QUESTION AND ANSWER SECTION

Operator: Ladies and Gentlemen we will know be conducting a question and answer session. [Operator Instructions] Our first question comes from the line of Jennifer Demba with SunTrust Robinson Humphrey. Please proceed with your question.

<Q – Jennifer Demba>: Thank you. Jennifer Demba, Robinson Humphrey. Your loan growth from second quarter to third quarter looked like it was much slower than it typically has been. I was just wondering if you could comment on that trend?

<A>: Yes, Jennifer as I think we have probably stated last quarter that the our pipe line particularly our commercial pipe lines have decreased some compared to a year ago when they were probably at an all time high. So we are not completely surprised by slightly lower loan growth. We think that it will remain strong. We are certainly not seeing a pipeline decrease to nothing, by any means, but probably decreasing some from peak levels. So somewhat slower loan growth than we've been experiencing. In the future is probably what we're seeing, but again, still healthy loan growth.

<Q – Jennifer Demba>: Is there a range of annual loan growth that you think is achievable for the next few quarters based on what you've seen in your current pipeline?

<A>: Well, we certainly – I don't know that I can quantify that precisely, Jennifer. Certainly the growth in the last quarter we think is a generally sustainable kind of growth.

<A>: Jennifer, there's one other factor we ought to mention that you may or may not recall as it relates to just sheer outstanding loans. Between the end of the quarters, and in particular, in terms of the averages is we did sell about a $68 million piece of mortgage portfolio at the very end of the second quarter, so on an average-to-average comparison there, that's starting to factor it's way back in to the average loan growth percentages that you see. And now that's done primarily for liquidity purposes as our loan did a positive ratio, as you may recall, with the [indiscernible] range.

<Q – Jennifer Demba>: Okay, so the very end numbers look more...

<A>: The very end numbers are going to be more aligned with that particular transaction because that happened at the very end of the second quarter, and in the end the ending number, as opposed to had been, has been predominately noticeable in the average for the quarter.

<Q – Jennifer Demba>: Okay. And just a question on the timing of the acquisitions. For a long time you said you didn't think you needed to be in Virginia. Can you just, kind of, give us a flavor of what you think changed over the last couple of years?

<A>: Well, I think, Jennifer, probably when that question came up had to do a lot with our West Financial asset management acquisition a year or so ago, a little over a year ago. And I think we said at that time that acquiring West did not necessarily indicate a launching into northern Virginia. I don't believe we ruled it out. And I think if anything changed it was just our continuing familiarity with a market that's this close to us that is so similar to, for example, Montgomery and Howard counties in Maryland, that we finally just got very comfortable with the right opportunity in North Virginia. And to emphasize that we think that coming back is a great opportunity, and when that opportunity came along we were particularly interested in that. So I don't know that there was a big change. There probably was some evolution in our thinking, and then coupled with a great opportunity.

<Q – Jennifer Demba>: Thanks.

Operator: Our next question comes from the line of Steve Moss with Janney Montgomery Scott. Please proceed with your question.

<Q – Stephen Moss>: Good afternoon, guys.

<A>: Hey, Steve.

<Q – Stephen Moss>: A quick question here on – what are your [indiscernible] margins expectations going forward?

<A>: I'm sorry. Say that again, Steve, I didn't hear the first part. You cut out.

<Q – Stephen Moss>: Oh, sorry. What are your net interest margin expectations going forward? Is that further compression?

<A>: I would think that there's probably a little bit more compression in there if nothing else it's because of the way that the yield curve remains shaped and the fact that we're going to no longer enjoy the stay up pricing on the asset side by virtue of any short-term rate increases where we were in between in the earlier part of the year. So that along with the deposit side continuing to be extremely competitive. I think we're going to continue to be pricing at the market for the most part there as well. So I think there's probably some additional compression that's possible out there throughout the rest of the year in toll. Some point next year when we think that the short-term rates are finally going to come back down. We're going to get a little bit more normalized curve towards the latter part of the year.

<A>: Okay and with regard to asset quality. Everything looks strong or are you seeing any potential problem loans or substandard loans?

<Q – Stephen Moss>: Yes. We keep a close look – watch on that – as we probably indicate pretty consistently each quarter and at this point at least, even though we look carefully because in some ways it seems that the world is expecting, the market is expecting some asset quality deterioration. But so far we [audio gap] everything seems to be, everything seems to be going very well in that regard. So past dues remain at a low level. Watch list totals remain low. Non-performers remain low. Everything looks good so far.

<A>: Okay. Thank you.

Operator: Our next question comes from the line of Collyn Gilbert with Ryan Beck. Please proceed with your question.

<Q – Collyn Gilbert>: Thanks. Good afternoon gentlemen.

<A>: Hi Collyn.

<A>: Hey Collyn.

<Q – Collyn Gilbert>: Just, actually Hunter I want follow up I think to Jennifer's question because this struck me too. Didn't you all – we're going back a handful of years – but have some branches in Northern Virginia that you closed? And I too was under the recollection that was just a market that you weren't interested in because it was just too competitive and there was enough opportunity for your guys in Maryland.

<A – Hunter Hollar>: Well, good recollection. When we acquired 7 branches in late 1999 from Mellon. Actually one of the those branches – a very small branch – was in the Tysons Corner, Tysons corner area and we did subsequently close that office because it was the only office they had and that we had in Northern Virginia. So we didn't think there was much future in just having that one office and frankly we weren't interested in immediately of a de novo kind of strategy where we would just open new offices. We thought that was much tougher. So yes we didn't have an interest in continuing from that Mellon acquisition but as I said to answer to Jennifer's question I think that just over time we've gotten more comfortable with that being a market that was similar enough that we could be successful if we got the right partner. And again, I want to emphasize that it was a lot about Potomac just being a great fit with the way we do business, the kind of people they have. It was just a cultural fit and I think we can't overlook that as a significant driver to this as opposed to just purely a drive to say that we must be in northern Virginia. We love the market, and we love our partner there.

<Q – Collyn Gilbert>: Okay, then was this a negotiated deal?

<A>: We don't, you know, know everything that they went through on their side. We came to an agreement on price and terms, and we're happy with that.

<Q – Collyn Gilbert>: Okay. Can you give a little bit of color as to the behavior, I know you said that credit, you feel really good about credit or the outlook on credit, but maybe give some color as to the behavior as to some of the builders in your market, especially on the residential construction sites. And how the credit line is looking there and if your seeing any shift in terms of behavior on that part?

<A>: Yeah, there is definitely a shift in behavior. There is not as much optimism as there was a year ago or even several quarters ago with regards to new projects. And so I would say builders and developers are taking a little bit more of a "wait and see" attitude. But in selected areas where there are good opportunities we are still seeing even builders and developers selectively enter new projects and we're entering new projects with them. I think one of the factors that might get overlooked sometimes is the approval processes and some of these jurisdictions we deal in Montgomery, Howard, Frederick [ph], Anne Arundel and now I'm sure the same is true in northern Virginia. Some of those local jurisdictions have been very tight on approvals of residential land. So it's somewhat artificially kept the supply restricted. So we think there is still opportunities even though some pull back from the attitude of several quarters ago as builders and developers work off inventory that they may have had. So slowing, cooling somewhat but not stopping. <Q – Collyn Gilbert>: Okay great. And then just one final question. Can you just elaborate a little bit more on what the marketing campaign entails and if you're doing anything to position yourselves to try to take some market share away from the market share PNC deal?

<A>: Yes. Our marketing campaign is very much directed toward a couple things, getting our name out there more prominently so some of it is just exposure of the name. More broadly in our market, some of it is directed specifically at deposit growth, transactional deposit growth. We've aimed very specifically at that. And we think what we already had in motion really fits very well with what is now called for with Mercantile and it's ability becoming part of PNC. And we do compete with a number of the Merc affiliates in our local markets right here in Montgomery County and Anne Arundel County and other places as well. So we do think that consolidation with large out of state buyer coming in will represent some opportunities for us, but again, we think the marketing plans that we already had in place prior to the announcement of that merger are really appropriate for now post announcement of that merger.

<Q – Collyn Gilbert>: Okay great. Thanks very much.

Operator: Our next question comes from the line of Mark Muth with FTN Midwest Securities Corporation. Please proceed with your question.

<Q – Mark Muth>: Good afternoon guys.

<A>: Hi Mark.

<A>: Good afternoon Mark.

<Q – Mark Muth>: Just following up on it’s in a part I guess Collyn’s question to a degree. Potomac how does this change your growth strategy previously you’ve said 2 to 3 de novos a year and how will that be allocated now I guess between northern Virginia and Maryland going forward?

<A>: Yes, Mark, I don’t know that we specifically have – we haven’t specifically allocated such growth targets. But as we’ve said, we are – said for several quarters now, we are more open to acquisition opportunities than we’ve been in the past although we’ve as we indicated in some of our remarks, we have been involved in a number of deals. But haven’t been the successful bidder or the successful buyer.

But we’re more open to that now. So I think really our plan is to continue to do de novo expansion in addition to selective acquisitions with good partners that help us fill in or continuously add to our market. We think we’ve got good currency and that there are still a number of opportunities in our area here within an immediately configures. So we’ll continue to look for opportunities including opportunities in northern Virginia for de novo and acquisition kinds of growth. We want to do it thoughtfully but we are focused on unique opportunity here as we become a – after the Merck P&C deal the second largest publicly traded banking company headquarters in Maryland and I think we’re uniquely positioned to take advantage of that.

<Q – Mark Muth>: Okay. I guess from a modeling perspective is a bit of a follow up. How should we think about your de novo expansion going forward or on any acquisitions that may or may not materialize? Is it still sort of a very deliberate a couple of branch per year proposition or might we see that accelerate now given the additional territory?

<A>: I would say similar de novo expansion to the past.

<Q>: Okay. Thank you.

Operator: Our next question comes from the line of Mark Hughes [ph] with Lafayette Investments. Please proceed with your question. Our next question comes from the line of Matt Schultheis with Ferris, Baker, Watts. Please proceed with your question.

<Q – Matt Schultheis>: Good afternoon.

<A>: Hey Matt.

<A>: Hey Matt.

<Q – Matt Schultheis>: Sorry if this is redundant, but how long do you expect to continue having the marketing outlines that you did in this quarter as far as your expense? Are you going to keep this up at a million and change for three, four quarters, two quarters?

<A>: Matt I think that what we’ve said in the past there is with marketing and also, but not specific to your question, technology being strategic focuses of the company that, in marketing here in particular, we had really planned this year to increase our overall marketing expenses to be about a million and a half more than it had been in those recent time, especially in 2005, so I think if you then look at what has been spent for the first three quarters of the year, and kind of equate that out, I think that is really what we are doing.

The third quarter was higher than what the average run rate level, I would say would be, just given some of the parameters that I mentioned just a minute ago, so I think that we also recognize that we have been working towards a ramp up in the whole marketing area here from the beginning of the year. A lot of things came together within the particular quarter, which also included the opening of an additional branch up in the Gregor County [ph] market, that had some promotional dollars and funds [ph] that were related to it. In addition, to some of the things Hunter mentioned earlier, related to just market awareness and also specific product type promotion, so I think the third quarter, and the most direct way to answer your question is higher than what you should expect on a normal run rate basis.

<Q – Matt Schultheis>: Okay, thank you very much.

<A – Philip Mantua>: You are welcome.

Operator: Our next question comes from the line of Mark Hughes [ph] with Lafayette Investments. Please proceed with your question.

<Q>: Can you hear me?

<A>: Sure can. Hi, how are you.

<Q>: Okay good. Good afternoon. Just getting back to the Potomac Bank deal. Looking at the numbers they have reported so far this year, they had income of 774,000 through six months, and I am trying to figure out how you make the numbers work from your point of view. Even factoring in some growth, and it just seems like a rich price to pay. Can you walk me through a little bit more of what you are seeing that may not be apparent to me?

<A – Philip Mantua>: Sure Mark. I think there is a couple of things there. First of all, we see that in prior years, in terms of just looking at compound average annual growth rate, that some of its franchise has been averaging somewhere around 35 to 40% in overall earnings growth year-over year- over-year. Obviously, from a year-to-date standpoint, that 774 does not quite get you there, but I think that we believe that that is something that, you know, is real.

We also know that even within that, Potomac has spent dollars in the most recent times to build infrastructure, to allow them to go to the next level in terms of delivery to retail customers, in particular related to many of the types of things that we bring to the table in terms of fee based services and alike that they just had not gotten to yet, and so we recognize that element of what has been built into the earnings to date, and at the same time, we put 25% cost base in the evaluation a deal [ph], which we believe are doable, and yet, have not even factored in derivative enhancements to the degree that – you know, I was just mentioning in terms of different products and services that we think are great opportunities for us over there, again because of the demographics of the market, as Hunter mentioned earlier.

So, we see all of those things coming together to allow the components of the deal to work for us as we move forward.

<Q>: Will you be able to stick to ground running [ph] when the deal closes, in terms of putting in your products? Or, is there, you know, how long a time period does it take to kind of ramp up their staff to push things that you have to offer that they cannot sell right now?

<A>: Yes, obviously, we will have some time here over the next four months here, three to four months until closing in the first quarter to do some significant planning and training in some implementations.

I wouldn't say that we'll hit the ground at a full strength, we won't hit the ground as fast as we'll get to, so it will take us a little while after closing to get everything installed, but I think we'll get some momentum pretty quickly after the closing.

I'll also just add, your earlier question about the earnings multiple, just to keep in mind as you may be aware, the price, the book value, the price of the core deposit premiums, some of those other multiples were very much in line with other deals, so I think as still indicated the earnings stream was still maturing in a sense, was still on a nice upward trajectory and that is some of the explanation for the PE ratio being on the high side.

Other ratios – deposit base, we love the deposit base, a good transactional, customer oriented deposit base, so all those things, I think mixed together certainly justify the price.

<Q>: Did you say earlier in the call that the deal would be accretive in 2007? Did I hear that right or ...

<A>: Accretive in the first full year of operation is the way we said that, with an anticipated closing in the first quarter of 2007.

<Q>: Thank you very much.

<A>: You’re welcome Mark.

Operator: Ladies and gentlemen [Operator Instructions} Yes sir, Mr. Hollar there are no further questions in the queue.

Hunter R. Hollar, President and CEO

Okay, that wraps up our questions, we want to thank everybody for participating today. Remind you that a replay of this is available at our website and we welcome your feedback on our quarterly conference call at anytime. That concludes our call for today. Thank you.

Operator: Ladies and gentlemen this does conclude today's teleconference, you may disconnect your lines at this time. Thank you for your participation.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH POTOMAC

Sandy Spring Bancorp, Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the SEC. SANDY SPRING BANCORP, INC. URGES INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by Sandy Spring Bancorp, Inc. will be available free of charge from Shareholder Relations at 301/570-8338.

The directors, executive officers, and certain other members of management and employees of Potomac are participants in the solicitation of proxies in favor of the merger from the shareholders of Potomac. Information about the directors and executive officers of Potomac is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was mailed to shareholders on April 14, 2006, a copy of which is available by calling Stephanie H. Ogle, Senior Vice President/Chief Administrative Officer and Corporate Secretary of Potomac Bank at 703/319-9000.

Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

For Sandy Spring Bancorp:
Investor Contact:
Hunter R. Hollar
301/774-8494
hhollar@sandyspringbank.com